Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

SMART FOR LIFE, INC.
(Exact Name of Registrant as Specified in its Charter)

 Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	Units consisting of:(1)	Rule 457(o)	—	—	$20,700,000(2)(3)(4)	0.0000927	$1,918.89
Fees Previously Paid	Equity	Shares of common stock, par value $0.0001 per share	Rule 457(g)	—	—	(5)		—
Fees Previously Paid	Equity	Series A warrants to purchase common stock	Rule 457(g)	—	—	(5)		—
Fees Previously Paid	Equity	Series B warrants to purchase common stock	Rule 457(g)	—	—	(5)		—
Fees Previously Paid	Equity	Shares of common stock issuable upon the exercise of the series A warrants: (1)	Rule 457(o)	—	—	$10,350,000(2)(3)(4)	0.0000927	$959.45
Fees Previously Paid	Equity	Shares of common stock issuable upon the exercise of the series B warrants (1)	Rule 457(o)	—	—	$20,700,000(2)(3)(4)	0.0000927	$1,918.89
Fees Previously Paid	Equity	Shares of series B convertible preferred stock, par value $0.0001 per share	Rule 457(g)	—	—	(5)		—
Fees Previously Paid	Equity	Shares of common stock issuable upon conversion of the series B convertible preferred stock (1)	Rule 457(g)	—	—	(5)		—
Fees Previously Paid	Equity	Shares of common stock registered on behalf of certain selling stockholders(6)	Rule 457(g)	53,151,992	$5.00(7)	$265,759,960	0.0000927	$24,635.95
	Total Offering Amounts					$317,509,960		$29,433.18
	Total Fees Previously Paid							$29,433.18
	Total Fee Offsets							$0.00
	Net Fee Due							$0.00

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, or the Securities Act, the registration statement shall also cover any an indeterminate number of additional shares of the registrant’s common stock as may be issuable because of any future stock dividends, stock distributions, stock splits, similar capital readjustments or other anti-dilution adjustments.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act. The registrant may increase or decrease the size of the offering prior to effectiveness.

(3)	Each unit includes (i) one share of common stock (or, at the purchaser’s election, one share of series B convertible preferred stock), (ii) one series A warrant, and (iii) one series B warrant. The proposed maximum aggregate offering price of the units is $18,000,000. This registration fee table shows a proposed maximum aggregate offering price of $18,000,000 solely for purposes of complying with guidance of the Securities and Exchange Commission, or the SEC, relating to the payment of registration fees, as the registrant is required by the SEC to register separately the units, the shares of common stock included in the units, the warrants included in the units, the shares of common stock issuable upon exercise of the warrants included in the units, the shares of series B convertible preferred stock included in the units, and the shares of common stock underlying the series B convertible preferred stock. The aggregate offering price of the common stock included in the units proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of the series B convertible preferred stock offered and sold in the offering.

(4)	Includes additional units which may be issued upon the exercise of a 45-day option granted to the underwriters to cover over-allotments, if any, up to 15% of the total number of securities offered.

(5)	Included in the price of the units. No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.

(6)	Represents (i) up to 11,999,404 shares of common stock issuable upon the conversion of series A convertible preferred stock issued to the selling stockholders named in the resale prospectus; (ii) up to 11,999,404 shares of common stock issuable upon the exercise of warrants issued to the selling stockholders named in the resale prospectus; (iii) up to 2,250,000 shares of common stock issuable upon the conversion of debentures issued to the selling stockholders named in the resale prospectus; (iv) up to an additional 26,248,808 shares of common stock that may be issuable to the selling stockholders named in the resale prospectus upon the occurrence of certain adjustments to the conversion/exercise price of the series A convertible preferred stock, warrants and/or debentures; and (v) up to 654,376 shares of common stock issuable to the selling stockholders named in the resale prospectus under future equity agreements.

(7)	Reflects the resale by the selling stockholders of up to 53,151,992 shares of common stock, assuming a price of $5.00 per share.